Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Matthew Jones Chief Financial Officer Atlas America, Inc. 1845 Walnut Street 10th Floor Philadelphia, PA 19103 (215)-546-5005 (215)-546-4785 (Facsimile)

Atlas America, Inc.
Announces Filing of Initial Public Offering
of the General Partner of Atlas Pipeline Partners, L.P.

PHILADELPHIA, PA-January 12, 2006 – Atlas America, Inc. (NASDAQ:ATLS) (the “Company”) announced today that its wholly-owned subsidiary Atlas Pipeline Holdings, L.P. (the “Partnership”), has filed a registration statement with the Securities and Exchange Commission for an initial public offering of 3,600,000 common units, representing an approximate 17.1% limited partner interest in it. Upon completion of this offering, the Partnership will own the general partner interest, all of the incentive distribution rights and an approximate 12.8% limited partner interest in Atlas Pipeline Partners, L.P. (NYSE: APL), a publicly-traded midstream energy services provider.

The Partnership intends to apply to have its common units listed on the New York Stock Exchange.

Lehman Brothers will act as book-running manager and representative of the underwriters. This offering of common units will be made only by means of a prospectus. You may obtain a prospectus by submitting requests to Lehman Brothers, c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, email: monica_castillo@adp.com or fax (631) 254-7268.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Atlas America, Inc. (Nasdaq:ATLS), the parent company of Atlas Pipeline Holdings, L.P., is an energy company engaged primarily in the development and production of natural gas in the Appalachian Basin for its own account and for its investors through the offering of tax advantaged investment programs. For more information, please visit our website at www.atlasamerica.com, or contact investor relations at pschreiber@atlasamerica.com.

Statements made in this release may include forward-looking statements, which involve substantial risks and uncertainties.  The completion of the offering is dependent upon numerous factors including market conditions.